As filed with the Securities and Exchange Commission on May 9, 2008.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pike Electric Corporation
(Exact Name of Issuer as Specified in its Charter)

Delaware	20-3112047
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number
100 Pike Way
Mt. Airy, North Carolina 27030
(336) 789-2171
(Address, including zip code, and telephone number of Principal Executive Offices)
Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan
(Full Title of the Plan)

James R. Fox
Vice President & General Counsel
Pike Electric Corporation
100 Pike Way, P.O. Box 868
Mt. Airy, North Carolina 27030
(336) 789-2171
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Sean M. Jones
Kennedy Covington Lobdell & Hickman, L.L.P.
214 N. Tryon Street, 47th Flr
Charlotte, NC 28202
(704) 331-7400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	2,500,000 shares (1)	$15.36 (2)	$38,400,000 (2)	$1,510

(1)
In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities offered or issued under the 2008 Omnibus Incentive Compensation Plan in accordance with its terms to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) on the basis of $15.36 per share, the average of the high and low prices for the Common Stock on May 8, 2008 as reported in the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by this Item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     The information required by this Item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Pike Electric Corporation (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed a part hereof:
(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

(b)	The Corporation’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008;

(c)	The Corporation’s Current Reports on Form 8-K filed with the Commission on August 3, 2007, September 11, 2007, September 27, 2007 and December 11, 2007; and

(d)
The description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Delaware General Corporation Law, the Registrant’s Restated Charter or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Airy, State of North Carolina, on May 9, 2008.

PIKE ELECTRIC CORPORATION

By:	/s/ James R. Fox

James R. Fox Vice President & General Counsel
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Eric Pike J. Eric Pike	Chairman, CEO and President (Principal Executive Officer)	May 9, 2008
/s/ Anthony K. Slater Anthony K. Slater	Chief Financial Officer (Principal Financial Officer)	May 9, 2008
/s/ Gary D. Waldman Gary D. Waldman	Controller and Chief Accounting Officer (Principal Accounting Officer)	May 9, 2008
/s/ Charles E. Bayless Charles E. Bayless	Director	May 9, 2008
/s/ Adam P. Godfrey Adam P. Godfrey	Director	May 9, 2008
/s/ James R. Helvey III James R. Helvey III	Director	May 9, 2008
/s/ Robert D. Lindsay Robert D. Lindsay	Director	May 9, 2008
/s/ Daniel J. Sullivan Daniel J. Sullivan	Director	May 9, 2008
/s/ Louis F. Terhar Louis F. Terhar	Director	May 9, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
EXHIBITS
Item 8
FORM S-8
REGISTRATION STATEMENT
PIKE ELECTRIC CORPORATION
Commission File Number 001-32582
EXHIBIT INDEX

Exhibit
Number	Description

4.1	Certificate of Incorporation of Pike Electric Corporation (incorporated by reference to Exhibit 3.1 of the Corporation’s Registration Statement on Form S-1 (Registrant No. 333-124117 (the “Registration Statement”))

4.2	Bylaws of Pike Electric Corporation (incorporated by reference to Exhibit 3.3 to the Registration Statement)

4.3	Pike Electric 2008 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A-1 to the Corporation’s 2007 Proxy Statement filed October 25, 2007) (“2008 Omnibus Plan”)

4.4	Form of Stock Option Award Agreement for 2008 Omnibus Plan

4.5	Form of Restricted Stock Award Agreement for 2008 Omnibus Plan

5.1	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (contained in Exhibit 5.1), filed herewith